PREMIER ANNOUNCES JULY SAME STORE SALES COMPS AT
                 PLAYERS GRILLE UNIT INCREASE OVER 40%

TAMPA, FLORIDA - AUGUST 24, 2005 - Premier Development & Investment, Inc. (OTC Bulletin Board: PDIV) announces that comparable same store restaurant sales at its wholly-owned Players Grille subsidiary increased 40.9% during the month of July 2005 compared with July 2004. Also, the number of customers, measured by overall check counts, increased 57.0% during July.

These increases follow comparable same store restaurant sales increases and check count increases for the three-months ended June 30, 2005 of 45.0% and 55.2%, respectively. For the three-months ended March 31, 2005 the increases were 14.8% and 20.1%, respectively.

Michael Hume, Players Grille's General Manager, stated, "We are extremely pleased with the July 2005 results. As with the trend we have witnessed during the course of the year, much of the increase in sales came from significantly increased sales of beer, liquor and wine, which are higher margin products."

J. Scott Sitra, Premier's President and Chief Executive Officer, commented, "Mike continues to do an exceptional job with the Players Grille subsidiary. We fully anticipate this trend of higher sales, especially in regards to beer and liquor sales, to continue throughout the remainder of the year and into next year. September marks the beginning of football season which is historically when the Players Grille subsidiary generates its best financial results."

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier owns and operates the Player's Grille Restaurant and Bar(TM), a casual dining sports themed concept based in Florida.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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